UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 15, 2008 (February 15, 2008)

Allied Security Holdings LLC

(Exact Name of Registrant as Specified in Charter)

Commission File Number:  333-119127

Delaware (State or other Jurisdiction of Incorporation)	20-1379003 (I.R.S. Employer Identification No.)

3606 Horizon Drive, King of Prussia, PA (Address of Principal Executive Offices)	19406 (Zip Code)

(610) 239-1260
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On February 15, 2008, Allied Security Holdings LLC (the “Company”) entered in an employment agreement (the “Employment Agreement”) by and among the Company, SpectaGuard Holding Corporation, a Delaware corporation and the holder of a majority of the membership interests in the Company (“SpectaGuard Holding”), and William C. Whitmore, Jr., the Company’s Chairman, President and Chief Executive Officer. The Employment Agreement supersedes and replaces Mr. Whitmore’s prior employment agreement, which was scheduled to expire on February 19, 2008.

Pursuant to the Employment Agreement, Mr. Whitmore will serve as President and Chief Executive Officer of the Company and Holdings for a period of five years, expiring on February 15, 2013. The Employment Agreement increases Mr. Whitmore’s annual base salary from $544,000 to $675,000. His annual base salary will increase annually as determined by the Compensation Committee of the Company’s Board of Managers (which functions like the board of directors of a corporation), based on comparisons with salaries of chief executive officers of comparable companies in the Philadelphia, Pennsylvania, geographic area, using a four percent increase as a benchmark. Mr. Whitmore also is eligible to receive an annual incentive bonus targeting 50% of his base salary, subject to the Company’s attainment of certain earnings targets established by the Board of Managers or the Compensation Committee. The Employment Agreement also contemplates that the Company will establish an equity incentive plan in which Mr. Whitmore will participate at a level that is commensurate with his role as President and CEO. Mr. Whitmore will participate in medical, dental and vision plans and other employee benefit plans offered to the Company’s senior executives. SpectaGuard Holding will pay on Mr. Whitmore’s behalf the premiums on a 10-year term life insurance policy providing a death benefit of $5,000,000.

In the event of termination by the Company without cause, or by Mr. Whitmore for “good reason”, Mr. Whitmore will be entitled to receive his base salary for a period of two years and his target bonus for the year in which termination occurs. Following termination due to disability, in the event Mr. Whitmore ceases to receive disability payments during the two year period following his termination, for a period of two years thereafter, the Company will pay to Mr. Whitmore an amount equal to twice his base salary, less the amount of disability payments actually received by Mr. Whitmore from third parties.

Mr. Whitmore will be subject to post-employment covenants not to compete with the Company’s business or solicit the Company’s customers or employees for a period of two years. In the event of termination by the Company without cause or by Mr. Whitmore for “good reason”, the Company may extend the post-employment covenants for up to three additional years, in exchange for additional severance payments equal to one-half of Mr. Whitmore’s base salary.

Mr. Whitmore also is a member of the Company’s Board of Managers and since March 2006 has served as Chairman of the Board.

The foregoing summary description of the Employment Agreement is qualified in its entirety by reference to the provisions of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02	Termination of Material Definitive Agreement

As described under Item 1.01 of this Current Report on Form 8-K, the Employment Agreement supersedes and replaces the Amended and Restated Employment Agreement, dated as of August 2, 2004, by and among SpectaGuard Holding, SpectaGuard Acquisition LLC and Mr. Whitmore filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-4 filed on September 20, 2004.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Refer to the description of certain compensatory arrangements entered into by the Company affecting Mr. Whitmore as set forth in Item 1.01 of this Current Report on Form 8-K which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit 10.1:	Employment Agreement dated as of February 15, 2008, by and among Allied Security Holdings LLC, SpectaGuard Holding Corporation and William C. Whitmore, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2008

ALLIED SECURITY HOLDINGS LLC
By:	/s/ William A. Torzolini
William A. Torzolini Chief Financial Officer (Principal Financial Officer)